Exhibit 10.1

April 23, 2025

Dear Yueting Jia,

We are pleased to offer you a position with Faraday Future Intelligent Electric Inc. (the “Company”) as Co-Global Chief Executive Officer (the “Promotion”), reporting to the Company’s Board of Directors (the “Board”). Your annual base salary will initially be unchanged from your current salary of $680,000. Effective the first full payroll period following the start of delivery phase one (“SOD Phase 1”) for the FX Super One, your annual base salary will increase to $900,000, which will be paid semi-monthly in accordance with the Company’s normal payroll practices and subject to taxes and other required withholdings.

Bonuses

Your discretionary annual performance bonus (the “Annual Bonus”) will initially be unchanged from your current annual performance bonus of up to $816,000. Effective upon SOD Phase 1, your discretionary annual performance bonus will increase to up to $1,080,000. The annual measurement period for the Annual Bonus will begin upon SOD Phase 1 for the FX Super One. Any Annual Bonus will be awarded in the sole discretion of the Board. The Annual Bonus will not be deemed earned by you and become payable unless or until it is awarded by the Board and you remain employed through the payment date. Any Annual Bonus will be subject to taxes and other required withholdings.

You also will be eligible to receive a signing bonus in an aggregate amount of $1,200,000 in cash (a “Signing Bonus”), subject to your continued employment through the payment schedule detailed below. The Signing Bonus shall not be fully earned by you unless and until you: (1) meet the employment conditions set forth herein; (2) accept and return this offer letter by April 23, 2025 (the “Acceptance Date”); and (3) remain employed with the Company for a period of at least forty eight (48) months from the Acceptance Date (the “Milestone Retention Date”). One-third of the Signing Bonus will be payable on each of: (i) the first regularly scheduled payroll date occurring after the Form 10-Q for the quarter ended March 31, 2025, is filed with the U.S. Securities and Exchange Commission (the “SEC”); (ii) May 30, 2025; and (iii) the first regularly scheduled payroll date after the Form 10-Q for the quarter ending June 30, 2025, is filed with the SEC. The Signing Bonus will be subject to taxes and other required withholdings.

If you voluntarily leave the Company (the “Separation Date”), you will be responsible for reimbursing the Company a pro rata portion of the full Signing Bonus paid to you within ten (10) days of the Separation Date. Any such calculation shall be based on the total number of whole calendar months remaining between the Separation Date and the Milestone Retention Date. In the event you are terminated for Cause at any time after receiving the Signing Bonus, you will be responsible for reimbursing the Company the full Signing Bonus received by you within ten (10) days of the date you are terminated.

For purposes of this offer letter, “Cause” means (i) an intentional act of fraud, embezzlement, theft or any other material violation of law that occurs during or in the course of your employment with the Company; (ii) intentional or grossly negligent damage to the Company’s interests or assets; (iii) intentional or grossly negligent disclosure of the Company’s confidential information contrary to Company policies; (iv) intentional or grossly negligent engagement in any competitive activity which would constitute a breach of your duty of loyalty or any other duties you hold to the Company; (v) intentional or grossly negligent breach of any of the Company’s policies; (vi) the willful and continued failure to substantially perform your duties for the Company (other than as a result of incapacity due to physical or mental illness); or (vii) other willful or grossly negligent conduct by you that is demonstrably and materially injurious to the Company, monetarily or otherwise.

You have agreed that, if you accept the Promotion, you will enter into a 10b5-1 plan (“Plan”) during the first open trading window under the Company’s Insider Trading Policy when you do not possess material nonpublic information about the Company. The Plan will provide for your purchase of shares of the Company’s Class A Common Stock (“Common Stock”) on the open market for an amount no less than the after-tax value of the Signing Bonus. Any Common Stock acquired under the Plan will be subject to a 12-month lock-up period from the applicable date of acquisition that will prevent any sale, transfer or encumbrance of such Common Stock.

Benefits

There are no changes to your health insurance, 401(k), or paid time off benefits in connection with the Promotion.

Equity Awards

“Individual Stockholder First” Equity Incentive

You will be eligible to participate in an equity award program that is tied to the Company’s capitalization and/or stock price, before giving effect to any stock splits or stock dividends or, in the case of capitalization, merger and acquisition activity. The equity award program is structured in two phases:

Phase 1:

Subject to the Milestone Validation requirement described below, you will be eligible to receive Restricted Stock Units (“RSUs”) equal to 1% of the total outstanding shares of Common Stock as of a Milestone Validation Date (as defined below) (a “Milestone Award”) for each incremental increase of: (i) $5.00 per share of Common Stock (based on the daily closing price on Nasdaq as of the effective date of this Agreement as the initial baseline); or (ii) $700 million in market capitalization (measured as the total number of issued shares of Common Stock multiplied by the closing price of the Common Stock on Nasdaq and using market capitalization as of the effective date of this Agreement as the initial baseline) (each of (i) and (ii), a “Milestone”). This continues until the cumulative RSUs awarded under this Phase I totals 5% of the total outstanding shares of Common Stock (with each Milestone Award measured as of the Milestone Validation Date) based on meeting independent Milestones.

Phase 2:

Following Phase 1, you will be eligible to receive additional RSUs equal to 1% of the total outstanding shares of Common Stock as of a Milestone Validation Date for each subsequent incremental increase of: (i) $20.00 per share of Common Stock; or (ii) $3 billion in market capitalization (measured as the total number of issued shares of Common Stock multiplied by the closing price of the Common Stock on Nasdaq) (each of (i) and (ii), a “Milestone”). This continues until the cumulative RSUs awarded under the entire program reaches 9% of the total outstanding shares of Common Stock (with each Milestone Award measured as of the Milestone Validation Date) based on meeting these independent Milestones.

Furthermore, each Milestone shall be measured by meeting either of the aforementioned requirements (i) or (ii) but shall not be combined. For example, assuming a $1.00 per share closing price and a $100 million market capitalization on the effective date of this Agreement, an increase from $1.00 per share of Common Stock to $6.00 per share of Common Stock for the entirety of a Measurement Period, and an increase in market capitalization from $100 million to $800 million for the entirety of their respective Measurement Periods will trigger only a single Milestone Award.

Milestone Validation:

Each Milestone must be sustained for at least 15 consecutive trading days (a “Measurement Period”). If a Milestone is sustained for the entirety of a Measurement Period, the following business day will be a Milestone Validation Date. If multiple Milestones are crossed within a measurement period, each subsequent Milestone must be sustained for an additional 15 consecutive trading days beginning on the trading day after the end of the prior Measurement Period in order to qualify.

For purposes of clarification, Common Stock price increases must be driven by fundamental business performance and market dynamics, not by technical means such as a reverse stock split, stock dividend, or merger and acquisition activity.

For purposes of measuring Milestones relating to market capitalization, in the case of a merger or acquisition, the Company’s market capitalization will be reduced by the consideration value. For example, if the Company were to acquire another company for $100 million in Company stock, the Company’s adjusted market capitalization for measuring any Milestones relating to market capitalization from that day forward would be reduced by $100 million. If the consideration value is not possible to measure (e.g., shares in a Company subsidiary), the adjusted market capitalization will be reduced by an amount equal to (i) the Company’s average market capitalization on the five trading days immediately after the public announcement of the merger or acquisition activity, less (ii) the Company’s average market capitalization on the five trading days immediately before the public announcement of the merger or acquisition activity. For example, if the Company completes an acquisition and its market capitalization averages $100 million the five trading days immediately prior to the public announcement of the merger or acquisition activity and $150 million the five trading days immediately after the public announcement of the merger or acquisition activity, the adjusted market capitalization for measuring Milestones would be reduced by $50 million. To the extent there are any additional earn-outs or contingent or deferred payments in connection with merger or acquisition activities, any such payments will also be deducted dollar for dollar from the Company’s market capitalization for purposes of measuring Milestones relating to market capitalization.

Market capitalization will be measured based off the Company’s reported market capitalization on Yahoo Finance.

In addition, each Milestone Award will only be made once. For example, assuming a $1.00 per share closing price on the effective date of this Agreement, if the closing price of the Company’s Common Stock increases from $6.00 per share to at least $11.00 per share for the entirety of a Measurement Period, this will trigger a Milestone Award. If the Common Stock subsequently drops back below $6.00 per share and increases again to at least $11.00 per share for the entirety of a Measurement Period, it will not trigger an additional Milestone Award, and the next milestone award with remain based on a per share price of at least $16.00.

For purposes of clarification, if the per share closing price of the Common Stock is $1.00 on the effective date of this Agreement, in Phase I, the per share of Common Stock Milestones would be $6.00, $11.00, $16.00, $21.00, and $26.00. In Phase II, the per share Milestones would be $46.00, $66.00, $86.00, and $106.00.

Similarly, if the Company’s market capitalization on the effective date of this Agreement is $100 million, the market capitalization Milestones would be $800 million, $1.5 billion, $2.2 billion, $2.9 billion, and $3.6 billion. In Phase II, the market capitalization Milestones would be $6.6 billion, $9.6 billion, $12.6 billion, and $15.6 billion.

In no event will any calculations be rounded up (e.g., $10.995 per share will not be rounded up to $11.00).

Should the Company reach any such Milestone, the RSUs associated with such Milestone will be issuable on the business day following the Milestone Validation Date is verified by the Board or an authorized committee thereof.

The RSUs issued hereunder will fully vest when awarded. All RSU grants are subject to approval by the Board or a committee thereof, as well as the availability of sufficient authorized shares under the Company’s equity incentive plan.

Current Regular Equity Incentive

Your annual equity awards of $2.04 million in RSUs (“Annual RSUs”) and $2.04 million in PSUs (“Annual PSUs”) remain unchanged from what was previously approved by the Board in September 2024.

The Annual RSUs will vest in equal 25% increments on each of the first four anniversaries of grant, subject to your continued employment with the Company on each such vesting date.

The Annual PSUs will vest in equal 20% installments on each of the first five anniversaries of the achievement of one or more applicable performance metrics to be approved by the Board, subject to your continued employment with the Company on each such vesting date.

All RSU and PSU grants are subject to approval by the Board or a committee thereof, as well as the availability of sufficient authorized shares under the Company’s equity incentive plan.

Termination and At-Will Status

You and the Company understand and agree that this employment relationship is at-will. Accordingly, there are no promises or representations concerning the duration of the employment relationship, which may be terminated by either you or the Company at any time, with or without cause or good reason, and with or without advance notice. As a professional courtesy, the Company requests that you provide 30 days’ notice prior to your resignation date.

Severance

You may be entitled to severance depending on the circumstances concerning the termination of your employment with the Company. Specifically, in the following circumstances and, subject to your execution and non-revocation of a standard release of claims in favor of the Company and its affiliates, you will be entitled to: (1) severance pay (less applicable withholding taxes and other required deductions) in the form of a lump sum payment equal to twelve (12) months base salary, payable within thirty (30) days following your termination of employment; and (2) the immediate vesting in full of all outstanding equity awards (approved and granted); provided, however, if vesting is otherwise based on satisfaction of performance objectives, such objectives shall be deemed satisfied at the greater of actual performance measured as of the date of termination or 100% of target, payable within thirty (30) days following your termination of employment (provided, further, that this provision relating to the satisfaction of performance objectives shall not apply with respect to the Phase 1 and Phase 2 Equity Awards described above and they shall not be deemed satisfied):

1.	Change of Control: Excluding the Heads of Agreement dated as September 23, 2022 or Amended and Restated Shareholder Agreement dated as of January 13, 2023 and any super voting rights obtained by FF Global Partners LLC, if on or within six months following a change of control as defined in the FFIE 2021 Stock Incentive Plan, the Company terminates your employment without Cause.

2.	Termination Without Cause: The Company terminates your employment without Cause.

3.	Resignation for Good Reason: You resign from your employment with the Company for good reason. “Good Reason” will mean your resignation of employment following the expiration of any cure period (as discussed below) following the occurrence of one or more of the following, without your consent: (a) a significant reduction of your duties, position or responsibilities relative to your duties, position or responsibilities in effect immediately prior to such reduction, or the removal of you from such position, duties and responsibilities, unless you are provided with comparable or greater duties, position and responsibilities; provided, however, that the aforementioned provision shall not be applicable to the extent the Company removes the position of Co-Global Chief Executive Officer from your title and the corresponding duties and responsibilities from such position and appoints you as Chief Product and User Ecosystem Officer with a corresponding compensation adjustment; (b) a reduction by the Company of your base salary as in effect immediately prior to such reduction, other than substantially similar reductions that are also applied to substantially similar employees of the Company; provided that any salary reduction will be restored in the event reductions to substantially similar employees are restored; or (c) a material breach by the Company of any term or condition of this offer letter, or any other material agreement between the Company and you. You will not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the occurrence of the Good Reason event and a reasonable cure period of not less than thirty (30) days following the date of such notice. In the event the Company fails to cure the event constituting Good Reason, you must terminate employment within sixty (60) days following the expiration of the cure period.

You will not be entitled to any severance in the following circumstances:

1.	Termination by the Company for Cause: You are terminated by the Company for Cause.

2.	Termination for Failure to Perform Duties: The Company terminates you for failing or refusing to perform the duties reasonably required of you pursuant to the terms of your employment, after having received written notice specifying such failure to perform and a reasonably opportunity to perform. Does not include termination for death and disability.

3.	Resignation Without Good Reason: You resign from the Company without Good Reason (as defined above).

The foregoing sets forth the general terms of any severance you may be entitled to. Nothing in this offer letter prohibits you from engaging in legally protected conduct including reporting possible violations of state or federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the SEC, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. You do not need the prior authorization of the Company or its Legal Department to make any such reports or disclosures and you are not required to notify the Company that you have made such reports or disclosures. In addition, the following notice is provided in compliance with federal law: An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

To accept the Company’s offer, please sign and date this letter in the space provided below. If you accept our offer, your Promotion will be effective as of April 23, 2025. This letter, along with all other documents referenced herein, set forth the terms and conditions of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made in a prior offer letter or anything previously approved by the Board, whether written or oral, but excluding the SOD bonus and historical performance bonus approved by the Board in September 2024 and your agreement to arbitrate entered into with the Company on October 8, 2018, which shall remain in effect.

We look forward to your favorable reply. This offer letter will automatically be withdrawn if not accepted on or before April 23, 2025.

[Signature Page Follows]

Sincerely,

Matthias Aydt
Global Chief Executive Officer
Faraday Future

Agreed To and Accepted By:

/s/ Yueting Jia
Yueting Jia

April 23, 2025
Date